Exhibit 10.4

MASTER DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made and entered into as of the 29th day of May, 2014 (the “Effective Date”) by and between NATIONAL OILWELL VARCO, L.P., a Delaware limited partnership, with an office and place of business at 7909 Parkwood Circle Drive, Houston, Texas 77036, hereinafter called “NOV”, and DNOW L.P., a Texas limited partnership, with an office and place of business at 7402 North Eldridge Parkway, Houston, Texas 77041, hereinafter called “DISTRIBUTOR”.

WITNESSETH:

WHEREAS, NOV manufactures, markets and sells certain equipment and parts to be used in the oil and gas industry, hereinafter called “Equipment”.

WHEREAS, DISTRIBUTOR represents that it is engaged in the marketing and selling of such Equipment and desires to be appointed as a distributor of such Equipment and desires to purchase such Equipment, in accordance with the terms of this Agreement, for resale;

WHEREAS, the terms of this Agreement shall govern the distributor relationship between each of the various business groups of NOV and DISTRIBUTOR on a general basis;

NOW THEREFORE, the parties hereto, in consideration of the mutual promises herein contained, do covenant and agree as follows:

I. APPOINTMENT

NOV hereby appoints DISTRIBUTOR as its authorized non-exclusive distributor of the Equipment in the Territory. The Territory to be covered by DISTRIBUTOR is worldwide, except as otherwise agreed between the parties hereto. The Territory, however, shall not include any area or jurisdiction where NOV has an agreement in place that would prevent the sale of the Equipment by DISTRIBUTOR. NOV shall have the right to appoint any other person or entity as a non-exclusive distributor of the Equipment in the Territory and NOV shall have the right to make direct sales of Equipment into the Territory, for which no monies shall be due DISTRIBUTOR.

II. SCOPE OF AGREEMENT

The relationship between DISTRIBUTOR and NOV under this Agreement is that of buyer and seller. DISTRIBUTOR and its agents and employees shall, under no circumstances, be considered to be agents, employees, or representatives of NOV, and they shall not hold themselves out as such to third parties nor attempt to enter into contracts or commitments in the name of or on behalf of NOV nor bind NOV in any respect whatsoever.

III. DISTRIBUTOR RESPONSIBILITIES

DISTRIBUTOR accepts this appointment upon the terms and conditions herein and agrees that, so long as this appointment is in effect, it will:

(a)	Use its commercially reasonable efforts to develop business in, to promote the sale and use of, and to sell the Equipment covered by this Agreement in the assigned Territory;

(b)	Maintain a sales organization which actively solicits the sale of products covered by this Agreement, carry out promotional programs, and fully utilize the sales assistance furnished by NOV;

(c)	Submit to NOV, upon request if available, the forecasted requirements of DISTRIBUTOR for Equipment;

(d)	Buy and resale Equipment, and maintain those stocks of Equipment, components and accessories that are necessary to promote the sales of NOV products and the Equipment and fulfill its customers’ service needs;

(e)	Inform NOV of significant personnel changes, and other material changes within the organization of the DISTRIBUTOR, that would materially affect the DISTRIBUTOR’s performance under this Agreement;

(f)	Obtain, to the extent necessary or appropriate, any necessary approvals from any governmental, local or other authority, which are required in order to sell the Equipment and comply with the provisions hereof;

(g)	Pay NOV for the Equipment purchased from NOV at the prices and upon the terms and conditions herein set forth;

(h)	Purchase from NOV Equipment in such quantity as shall satisfy the DISTRIBUTOR’s requirements for resale during the term of this Agreement, unless otherwise agreed to in writing by NOV;

(i)	Indemnify and hold harmless NOV, its affiliated companies, parents and their respective directors, officers, employees, agents and other representatives from and against any and all claims, liability, loss, demands, obligations or damage of any kind or character, including without limitation, injuries and death to persons, and loss of or damage to property by whomever owned, arising out of DISTRIBUTOR’s negligent performance, acts or omission under this Agreement. This obligation shall be deemed continuous, notwithstanding any expiration or termination of this Agreement.

IV. NOV RESPONSIBILITIES

NOV agrees that, so long as this Agreement is in effect, it will:

(a)	Sell to the DISTRIBUTOR for resale within the Territory the Equipment for the period and upon the terms and conditions provided for herein, including any applicable discounts stated herein;

(b)	NOV shall use all reasonable efforts to ship promptly supplies of the Equipment to the DISTRIBUTOR; and

(c)	Indemnify and hold harmless DISTRIBUTOR from and against any and all loss, costs, damages and expenses whatsoever which DISTRIBUTOR may sustain or incur, and any and all liability, causes of action, proceedings, claims and demands whatsoever which may be brought or made against the DISTRIBUTOR, arising from any infringement of patent, trademark or other intellectual property rights and claims of any other person for the use of the name “National Oilwell Varco”.

(d)	Indemnify and hold harmless DISTRIBUTOR, its affiliated companies, parents and their respective directors, officers, employees, agents and other representatives from and against any and all claims, liability, loss, demands, obligations or damage of any kind or character, including without limitation, injuries and death to persons, and loss of or damage to property by whomever owned, arising out of NOV’s negligent performance, acts or omission under this Agreement (including without limitation claims of product liability or strict liability). This obligation shall be deemed continuous, notwithstanding any expiration or termination of this Agreement.

d)	NOV agrees to maintain commercially reasonable insurance with carriers licensed to do business in the State of Texas. Such insurance shall name DISTRIBUTOR as an additional insured on all policies except Workers’ Compensation and Employers Liability and shall include comprehensive liability insurance with limits of no less than $1,000,000.00 combined single limit bodily injury and property damage per occurrence, and shall include product liability coverage.

e)	NOV shall notify DISTRIBUTOR of any price changes in writing at least sixty (60) days before such price change would be effective.

V. CONDITIONS OF SALE AND TERMS OF PAYMENT

Sales to DISTRIBUTOR shall be on an open-account basis, subject to approval of NOV’s Treasury Department, and all such sales to DISTRIBUTOR shall be for resale by DISTRIBUTOR. All sales to DISTRIBUTOR shall be in accordance with the provisions of this Agreement and NOV’s standard Terms and Conditions as Seller in effect at the time of each sale. Any provisions of any inquiry or any purchase order placed by DISTRIBUTOR which are inconsistent or in addition to the terms herein contained or NOV’s standard Terms and Conditions as Seller shall be null and void. Purchase orders placed by DISTRIBUTOR shall be effective only insofar as designating the type and quantity of equipment ordered, delivery schedule and invoicing and shipping instructions.

The Equipment shall be delivered by NOV to the DISTRIBUTOR ex works (“EXW”) place of manufacture or NOV’s warehouse, as indicated by NOV, and title and risk of loss with respect to the Equipment shall pass EXW, Incoterms (2010 Edition).

Any tax, license, fee, assessment, customs duty, excise or imposition levied or imposed by any present or future law of any governmental authority shall be the responsibility of the party incurring same.

VI. DELIVERY

NOV will use its reasonable efforts to meet DISTRIBUTOR’s delivery schedules, but NOV shall not be liable for delays in delivery or failure to manufacture or deliver due to any cause beyond its reasonable control. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of such delay. Notwithstanding the foregoing, in the event DISTRIBUTOR’s customer refuses to accept such late delivery, DISTRIBUTOR may cancel the order without penalty or cost, except as otherwise agreed between the parties hereto.

VII. PRICES - DISCOUNTS

Equipment covered by this Agreement shall be sold to DISTRIBUTOR at NOV’s prices published in its official price book in effect at the time of shipment, less applicable discounts as may be agreed between the parties hereto from time to time. Prices do not include federal, state or local taxes applicable to the Equipment sold under this Agreement. An amount equal to the appropriate taxes will be added to the invoice where NOV has the legal obligation to collect such taxes. DISTRIBUTOR shall pay such amount to NOV unless DISTRIBUTOR provides NOV with a valid tax exemption certificate authorized by the appropriate taxing authority.

VIII. CHANGES

NOV expressly reserves the right to change the prices in its official price book and Equipment and discounts, and its Terms and Conditions as Seller, in whole or in part, at any time and from time to time. Such changes shall be effective upon notifying DISTRIBUTOR in writing approximately sixty (60) days in advance of any such change or by NOV’s regular notice to the trade announcing any such change. Such changes shall not apply to any outstanding orders or bids.

IX. DURATION OF AGREEMENT

Unless sooner terminated as hereinafter provided, this Agreement shall become effective as of the Effective Date and shall continue in effect for a period of two (2) years and shall be automatically renewed on an annual basis thereafter unless either party notifies the other thirty (30) days in advance of its intent not to renew.

This Agreement may be terminated by either of the parties by delivering or forwarding by telefax, telecopy, telex, courier, or certified or registered mail to the other party, at its address herein before indicated, thirty (30) days’ notice, in writing, of intention to terminate this Agreement; provided, however, that either party shall have the right to terminate this Agreement effective immediately by giving written notice to the breaching party that termination is made for cause. Such written notice must set forth the conditions constituting cause. Situations which shall entitle either party to terminate the Agreement for cause shall include, but not be limited to, any of the following:

(a)	Any material breach of this Agreement;

(b)	Violation of any applicable governmental law, statute, regulation, edict, order;

(c)	Engaging in conduct which creates a material conflict of interest;

(d)	Material misrepresentation of the Equipment;

(e)	Misrepresentation of NOV’s policies or services; or

(f)	an assignment of the rights granted hereunder to a third party without the written consent of the other party to this Agreement.

In the event of termination or expiration, this Agreement shall become null and void without prejudice, however, to any right of action or remedy which either of said parties may have for the recovery of any monies then owing it hereunder or for the enforcement of any other obligations which may be attached, accrued or become fixed by the terms hereof or by the conduct of either or both of the parties under this Agreement.

Upon termination of this Agreement by DISTRIBUTOR, NOV, at its sole option, may repurchase any of the Equipment purchased by DISTRIBUTOR from NOV pursuant to this Agreement not then sold by DISTRIBUTOR for the same amount paid or to be paid by the DISTRIBUTOR to NOV for such Equipment plus actual transportation charges and delivery expenses. Any unpaid balance owed by DISTRIBUTOR to NOV shall be immediately due upon termination of this Agreement. If NOV terminates this Agreement without cause, Distributor may, at its sole option, return any material purchased by DISTRIBUTOR FROM NOV that is not sold for the same amount paid or to be paid by DISTRIBUTOR TO NOV, except as otherwise agreed between the parties hereto.

NOV shall not be liable by reason of termination, expiration or nonrenewal of this Agreement to DISTRIBUTOR for any compensation, reimbursement, or damages whatsoever, whether based on goodwill established, investments made by DISTRIBUTOR, or otherwise. DISTRIBUTOR hereby waives and renounces any claims for compensation, indemnity of payment to which it might otherwise be entitled under the laws of any political entity in the event of or because of the nonrenewal, expiration or termination of this Agreement for any reason, and agrees further to indemnify and hold harmless NOV from any and all claims of DISTRIBUTOR’s agents, officers or employees for similar compensation, indemnity or payment.

X. WAIVER OF PROVISIONS

Waiver of any breach of any provision herein contained shall not be deemed to be a waiver of any other provision hereof nor a waiver of any future breach of any such provision.

XI. AMENDMENT AND ASSIGNMENT

Unless authorized in writing by an officer of NOV and by an officer of DISTRIBUTOR, no amendment, addition to or modification of the provisions of this Agreement shall be effective except with regard to Equipment, discount and NOV’s Terms and Conditions as Seller as herein provided. Neither this Agreement nor any of the rights, duties or obligations arising hereunder, nor any interest herein, shall be transferred or assigned to any third party person, firm, corporation, or association by DISTRIBUTOR without the express prior written consent of NOV. Any purported transfer or assignment not complying with the foregoing shall be void. The terms of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the valid successors and assigns of the parties hereto.

XII. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas, United States of America. All causes of action in favor of either party arising out of this Agreement shall be adjudicated only in the courts of such state. Both parties hereby consent to be subject to the personal jurisdiction of such courts and agree that proper venue for any suits by or against DISTRIBUTOR shall be in Harris County, Texas.

DISTRIBUTOR, in connection with performance under this Agreement, shall not violate the laws or regulations of any country, state, province or locality in which this Agreement is to be performed; provided, however, DISTRIBUTOR shall not comply with such laws and regulations or do any actions that would cause NOV to be in violation of any law or regulation of the United States of America. Specifically, DISTRIBUTOR covenants that it will not cause or knowingly allow NOV to be in violation of the Foreign Corrupt Practices Act (“FCPA”) of the United States. NOV shall have the right to terminate this Agreement in the event it learns or has reason to believe DISTRIBUTOR has caused NOV to violate the FCPA. Such termination occurs on the date such violation first occurs.

XIII. PRIOR AGREEMENTS

This Agreement shall supersede and replace any prior distributor agreement between NOV and DISTRIBUTOR and any such prior agreement shall be automatically terminated as of the date of this Agreement, notwithstanding any provision of such prior agreement requiring NOV or DISTRIBUTOR to give notice prior to such termination. NOV shall have no obligation to repurchase any Equipment purchased by DISTRIBUTOR pursuant to such prior agreement, notwithstanding any contrary provision in the prior agreement. In the event of a conflict between the terms contained in this Agreement in Articles I through XVI and the terms contained inNOV’s standard Terms and Conditions as Seller, the terms contained in this Agreement shall govern.

XIV. CONSULTING

From time to time, as requested in writing by NOV, DISTRIBUTOR shall perform various consulting work for NOV. Any fees due for such consulting work shall be on a case-by-case basis and shall be agreed to at the time such work is requested by NOV. Such consulting work shall be limited to a case-by-case basis and may be related solely to a particular project or customer of NOV. Any fee established for such consulting work is not to be considered as creating a precedent for subsequent transactions or consulting work.

XV. MANUFACTURING OF COMPETING PARTS/REPLICATION

As a material part of the consideration of this Agreement, DISTRIBUTOR agrees that it will not use or allow the use of any drawings, technology or know-how supplied by NOV, or otherwise obtained by DISTRIBUTOR under this Agreement, to produce or manufacture competing parts or assemblies for NOV’s Equipment or to replicate NOV’s Equipment or to attempt to analyze, reverse engineering or otherwise ascertain the composition or manufacture of the Equipment. It is understood and agreed that in the event of any violation of this covenant, NOV shall be entitled to all recourse, whether at law or at equity, including injunctive relief. This obligation shall continue after termination of this Agreement.

XVI. REGISTRATION

DISTRIBUTOR covenants and agrees that it shall not allow this Agreement or any memorandum or letter referring to this Agreement or referring to DISTRIBUTOR’s affiliation with NOV to be registered, filed or otherwise placed of record with any government, without NOV’s express prior written consent.

IN WITNESS WHEREOF, the parties hereto have hereunder caused this Agreement to be executed in multiple parts by their respective officers as of the day and year first above written.

NATIONAL OILWELL VARCO, L.P.		DNOW L.P.
by its general partner,		By its general partner
NOW Oilfield Services, Inc.		Wilson International, Inc.

By:	/s/ Dwight W. Rettig	By:	/s/ Daniel L. Molinaro

Name:	Dwight W. Rettig	Name:	Daniel L. Molinaro

Title:	Executive Vice President and General Counsel	Title:	President